Exhibit 10.15

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”), dated as of ______ ___, 2007, is entered into by and between FUTUREIT, INC., a Delaware corporation (the “Company”), and the holders of stock of the Company set forth on Schedule 1 hereof (the “Purchaser” and collectively, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, Pursuant to a Subscription Agreement on ______ __, 2007, which was amended on _____ ___, 2007, between the Purchasers and the Company (the “Subscription Agreement”), The Company and the Purchasers have entered into a Registration Right Agreement on _____ 2007 (the “Registration Right Agreement”);

Whereas, the Company desires to increase the number of units (as such term is defined in the Subscription Agreement);

NOW, THEREFORE, the parties agree as follows:

1.	The Agreement. All provisions of the Registration Rights Agreement shall continue to be in full force and effect except for the amendments contained herein. All capitalized terms shall bear the same meaning as in the Registration Rights Agreement.

2.	The Amendments. The following amendments shall replace the original provisions of the Agreement as follows:

2.1.	Section 1.1 will be amended to read as follows:

“Mandatory Registration. Within sixty (60) days of the Closing Date, the Company shall prepare and file with the Commission a Registration Statement on Form SB-2 covering (i) registration of 7,000,000 shares of Common Stock issued pursuant to the Subscription Agreement, (ii) 3,255,000 shares of Common Stock issuable upon exercise of the Warrants, and (iii) 1,440,000 shares of Common Stock issued to the lenders pursuant to that Bridge Loan Agreement dated January 26, 2007 and (iv) 1,500,000 shares of Common Stock and warrants to purchase 500,000 shares of Common Stock issued or issuable to J H Darbie & Co in connection with the Subscription Agreement. If at any time the number of shares of Common Stock issuable upon exercise of the Warrants exceeds the total number of shares of Common Stock registered, the Company shall, within fifteen (15) business days after such occurrence either (i) amend the Registration Statement filed by the Company pursuant to the preceding sentence, if such Registration Statement has not been declared effective by the Commission at that time, to register all shares of Common Stock into which the Warrants may be exercised, or (ii) if such Registration Statement has been declared effective by the Commission at that time, file with the Commission an additional Registration Statement or a post-effective amendment to the effective Registration Statement to register the additional number of shares of Common Stock not already registered into which the Warrants may be exercised.”

3.	Governing Law and Jurisdiction. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York. Each of the parties consents to the exclusive jurisdiction of the courts of New York, New York in connection with any dispute arising under this Amendment or in connection therewith. . Each party hereby waives, to the maximum extent permitted by law, any objection, including any objections based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

4.	Counterparts; Facsimile Signatures. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original. Facsimile signatures shall be considered originals.

IN WITNESS WHEREOF, the parties have caused this Amendment to Registration Rights Agreement to be executed and delivered as of the date first above written.

FUTUREIT, INC. By: —————————————— Name: Shmuel Bachar Title: Chairman Date: _________, 2007.

PURCHASER. By: —————————————— Name: _________________ Title: __________________ Date: __________________